Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K (No 000-51595) of Web.com Group, Inc., of our report dated March 13, 2009 relating to the consolidated financial statements of Register.com Investment Cooperatie U.A. and Subsidiaries as of December 31, 2008 and 2007, and for the years then ended.

/s/ Amper, Politziner & Mattia, LLP

New York, New York
October 15, 2010